UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):  August 7, 2009

interCLICK, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-141141	01-0692341
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

257 Park Avenue South Suite 602 New York, NY	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 722-6260

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 7, 2009, interCLICK, Inc. (the “Company”) appointed Roger Clark to serve as its Chief Financial Officer.  Mr. Clark and the Company entered into a three-year employment agreement (“Employment Agreement”).  The Employment Agreement is attached hereto as Exhibit 10.1.

Pursuant to the terms of the Employment Agreement, Mr. Clark receives a $225,000 base salary in his first year of employment and will receive at least a 10% increase each year thereafter.  In addition to a base salary, Mr. Clark is eligible to receive an annual bonus based upon the achievement of pre-established annual individual and Company performance goals. If all of the performance goals are met, Mr. Clark’s bonus will be equal to 50% (prorated for 2009) of his base salary for the year the milestone is met and may be paid in any combination of cash and Company stock that Mr. Clark determines.   Additionally, the Company agreed to pay him a $25,000 minimum bonus payment which shall be considered an advance against any performance bonus received by him for 2009.  Mr. Clark also received 20,000 shares of restricted common stock vesting six months after commencing employment, subject to continued employment with the Company.  Mr. Clark was granted 500,000 stock options vesting in quarterly increments over three years beginning September 30, 2009, exercisable at $1.60 per share, subject to continued employment with the Company on each applicable vesting date.

From 1994 until early August 2009, Mr. Clark was an executive with IAC/InterActiveCorp. which operates more than 50 Internet businesses worldwide.  From 2006 until August 2009, Mr. Clark was Vice President, Finance at IAC Advertising Solutions and in 2009 served in the Office of the Chief Financial Officer at IAC Search & Media.  From 2002 to 2006, Mr. Clark was the Vice President, Investor Relations and Finance at IAC/InterActiveCorp.  Mr. Clark is 40 years old.

Mr. Clark replaces Mr. Garrity, the Company’s former Chief Financial Officer, who agreed to act as a consultant over the next six months to assist with the transition.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Exhibit
10.1	Employment Agreement by and between the Company and Roger Clark dated August 7, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 12, 2009

interCLICK, Inc.

By:	/s/ Roger Clark
Roger Clark
Chief Financial Officer